EXHIBIT 10.7
AMENDMENT TO EIP AWARD AGREEMENT FOR THE 2005-2009
PERFORMANCE CYCLE
Platinum Underwriters Holdings, Ltd.
Amended and Restated Executive Incentive Plan
     This AMENDMENT TO THE EIP SHARE UNIT AWARD AGREEMENT (this “Amendment”) made as of this                      day of                                         , 20___, between Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”), and                                          (the “Participant”).
     WHEREAS, the Company and the Participant are parties to the EIP Award Agreement dated February 22, 2005 (the “Award Agreement”) made under the Company’s Amended and Restated Executive Incentive Plan (the “Plan”) in conjunction with the Company’s 2002 Share Incentive Plan (the “Share Incentive Plan”).
     WHEREAS, the Award Agreement contains provisions that may not comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); and
     WHEREAS, the Company and Participant wish to amend the Award Agreement to comply with Section 409A of the Code.
     NOW, THEREFORE, in consideration of the foregoing premises the parties hereto hereby agree as follows:
          (1) Section 3 of the Award Agreement shall be deleted and replaced in its entirety with the following:
Vesting Requirements. The Award shall become fully vested on the fifth anniversary of the date hereof (the “Vesting Date”), subject to the Participant’s continued employment with the Company or any of its subsidiaries through the Vesting Date.
          (2) Section 4(a) of the Award Agreement shall be deleted in its entirety and replaced with the following:
General. Subject to the provisions of Sections 4(c) and 4(d) hereof, payment in respect of the Award hereunder shall be made in Common Shares as soon as practicable following the later of the Vesting Date and the date that the Committee shall have approved the financial results of the Company for the Performance Cycle, provided no payment hereunder may be made following the later of: (i) the last day in the calendar year in which the Vesting Date occurs, and (ii) the 15th day of the third month following the Vesting Date. The amount of the payment to be made in respect of the Award will be determined in accordance with the terms of this Agreement, the Plan and the payment schedule set forth as Exhibit A hereto, which is based on the degree of the Company’s achievement of Average Annual ROE (i.e. return on equity) during the Performance Cycle.

          (3) Section 4(c) of the Award Agreement shall be deleted in its entirety and replaced with the following:
Separation from Service. Notwithstanding the provisions of Section 4(a) hereof, with respect to a payment pursuant to Section 14(b) hereof (other than a payment as a result of the death of a Participant), the Participant shall receive such payment on the date that is six (6) months following a “separation from service.” With respect to a payment pursuant to Section 14(b) hereof as a result of the death of the Participant, the amount due under Section 4(b) shall be paid as soon as practicable following such death but in no event following the later of: (i) the last day in the calendar year in which the death occurs, and (ii) the 15th day of the third month following such death.
          (4) Section 4(d) of the Award Agreement shall be deleted in its entirety and replaced with the following:
Change in Control. Notwithstanding the provisions of Section 4(a) hereof, upon a Change in Control of the Company that constitutes a change in ownership or effective control of the Company (or a change in the ownership of a substantial portion of the Company’s assets), within the meaning of Section 409A of the Code, the Participant shall receive payment in respect of the Award hereunder in accordance with the provisions of Section 8 of the Plan. Notwithstanding the foregoing, the Participant shall in no event receive any such payment following the later of: (i) the last day in the calendar year in which the Change in Control occurs, and (ii) the 15th day of the third month following the Change in Control.
          (5) A new Section 14 shall be added to the Award Agreement, as follows:
          Section 14. Termination of Employment.
     (a) General Rule. Subject to the provisions of Section 14(b) hereof, in the event of the Participant’s termination of employment with the Company or any of its subsidiaries for any reason prior to the Vesting Date, the Awards shall be immediately forfeited and automatically cancelled without further action of the Company.
     (b) Exceptions. Notwithstanding the provisions of Section 14(a) hereof, in the event of the Participant’s termination of employment with the Company or any of its subsidiaries prior to the Vesting Date (i) by the Company without “Cause” (as defined below), (ii) as a result of death or disability, or (iii) upon the Participant’s retirement from the Company with the consent of the Committee, the Participant shall be entitled to receive a payment in respect of the Awards on a prorated basis, based on the period of the Participant’s service with the Company and the performance levels achieved by the Company for the Performance Cycle as of the end of the fiscal quarter following the date of termination. For purposes hereof, the term “Cause” shall mean: (i) the Participant’s willful and continued failure to substantially perform the

Participant’s duties to the Company or any subsidiaries of the Company; (ii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (iii) the Participant’s engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with the Participant’s position with the Company or any of its subsidiaries, or other willful act that materially damages the reputation of the Company or any of its subsidiaries; (iv) the Participant’s breach of any restrictive covenants agreed to between the Participant and the Company or any subsidiaries of the Company; or (v) the sale, transfer or hypothecation by the Participant, prior to the payment in respect of the Award hereunder, of Common Shares in violation of the Share Ownership Guidelines. Notwithstanding the foregoing, the Participant’s employment will be treated as having been terminated without Cause under this Agreement in the event of any termination by the Company or any subsidiary of the Company without “cause” or by the Participant for “good reason,” as such terms or comparable terms are defined under any employment agreement in effect from time to time between the Participant and the Company or any subsidiary of the Company.
          Except as amended and modified hereby, the terms of the Award Agreement shall remain in full force and effect.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date first above written.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:

Name:

Title:

PARTICIPANT

By:

Name:

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